Exhibit 5.1

Our ref	VSL/797888-000003/32832281v1

U Power Limited

18/F, Building 3, Science and Technology Industrial Park

Yijiang District, Wuhu City, Anhui Province

People’s Republic of China, 241003

25 July 2025

Dear Sirs

U Power Limited

We have acted as Cayman Islands legal advisers to U Power Limited (the “Company”) in connection with the Company’s registration statement on Form F-3 (Registration No. 333-282901), including all amendments or supplements thereto (the “Registration Statement”), initially filed on 30 October 2024 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement to the Registration Statement dated 24 July 2025 (the “Prospectus Supplement”), relating to (a) the sale of 445,000 Class A ordinary shares of the Company of a par value of US$0.00001 each (the “Sale Shares”) by the Company in accordance with the Securities Purchase Agreement dated 24 July 2025 entered into between the Company and the investors named therein (the “Securities Purchase Agreement”), and (b) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 106,628 Class A ordinary shares of the Company of a par value of US$0.00001 each (the “Pre-Funded Warrant Shares”); and (iii) common warrants (the “Common Warrants”, together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 551,628 Class A ordinary shares of the Company of a par value of US$0.00001 each (the “Common Warrant Shares”, together with the Pre-Funded Warrant Shares, the “Warrant Shares”, together with the Sale Shares, the “Shares”) in accordance with the Placement Agent Agreement dated 24 July 2025 between the Company and Maxim Group LLC as the placement agent of the Company (the “Placement Agent Agreement”).

We are furnishing this opinion as Exhibit 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 17 June 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 13 August 2024 (the “Memorandum and Articles”).

Maples and Calder (Hong Kong) LLP

26th Floor   Central Plaza   18 Harbour Road   Wanchai   Hong Kong

Tel +852 2522 9333   Fax +852 2537 2955   maples.com

Resident Hong Kong Partners: Ann Ng (Victoria (Australia)), Aisling Dwyer (British Virgin Islands)

John Trehey (New Zealand), Matthew Roberts (Western Australia (Australia)), Terence Ho (New South Wales (Australia)), L.K. Kan (England and Wales), W.C. Pao (England and Wales), Sharon Yap (New Zealand), Nick Stern (England and Wales)

Juno Huang (Queensland (Australia)), Karen Pallaras (Victoria (Australia)), Joscelyne Ainley (England and Wales), Andrew Wood (England and Wales)

Non-Resident Partner: Jonathan Green (Cayman Islands)

Cayman Islands Attorneys at Law | British Virgin Islands Solicitors

1.3	The written resolutions of the board of directors of the Company dated 24 July 2025 (the “Board Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 24 July 2025 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

1.8	The Securities Purchase Agreement and the Placement Agent Agreement (together, the Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company has, or will have, sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Sale Shares and the Warrant Shares upon exercise of the Warrants.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Shares, and none of such Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	At the time of the exercise of the Warrants into Warrant Shares in accordance with the terms and provisions of the Warrants (the “Exercise”):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) will not have changed in such way as to materially impact the issue of such Warrant Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued Class A ordinary shares of the Company of a par value of US$0.00001 each, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, then then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share to be issued upon the Exercise will not be less than the par value of such Warrant Share;

(e)	the terms and provisions of the Warrants relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

2.12	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	The issue of the Shares and the Warrants under the Transaction Documents will be of commercial benefit to the Company.

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares, or the Warrants.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 ordinary shares comprised of (i) 3,999,411,812 Class A Ordinary Shares of a par value of US$0.00001 each and (ii) 1,000,588,188 Class B Ordinary Shares of a par value of US$0.00001 each.

3.3	The issue and allotment of (i) the Sale Shares and (ii) the Warrant Shares upon exercise of the Warrants, have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and the Transaction Documents, such Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, issue, delivery and performance of the Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Warrants by a Director of the Company in accordance with the Board Resolutions for and on behalf of the Company, the Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Transaction Documents and the Warrants will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrants or the Warrant Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Warrants and the Warrant Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	enforcement or performance of any provision in the Transaction Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised) (the “BOT Act”).

4.3	Applicable court fees will be payable in respect of the enforcement of the Transaction Documents and the Warrants.

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents or the Warrants.

4.5	In this opinion the phrase “non-assessable” means, with respect to ordinary shares of the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the ordinary shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the Prior Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

25 July 2025

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sir or Madam

U Power Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Board Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 5,000,000,000 ordinary shares comprised of (i) 3,999,411,812 Class A Ordinary Shares of a par value of US$0.00001 each and (ii) 1,000,588,188 Class B Ordinary Shares of a par value of US$0.00001 each.

4	The shareholders of the Company (the “Shareholders”) have not restricted or limited the powers of the directors of the Company (the “Directors”) in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement or the Transaction Documents.

5	The directors of the Company at the date of the Board Resolutions and at the date hereof were and are:

Li Jia

Chen Quanshi

Li Xiaochun

Zhao Bingyi

Jean Christophe Baron von Pfetten

6	Each Director considers the transactions contemplated by the Registration Statement and the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company, and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the BOT Act.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Jia Li
Name:	Jia Li
Title:	Director